Exhibit 99.1
VeriFone Completes Independent Investigation
Updates Restatement Process and Announces
Remedial Action to Correct Control Deficiencies
          SAN JOSE, CA. — April 2, 2008 — VeriFone Holdings Inc. (NYSE: PAY). today announced that its Audit Committee has completed its independent investigation into certain accounting and financial control matters following VeriFone’s December 3, 2007 announcement that it would restate financial statements for the three month periods ended January 31, 2007, April 30, 2007 and July 31, 2007. Subsequent to the December 3, 2007 announcement, VeriFone disclosed that it would delay filing its annual report on Form 10-K for the year ended October 31, 2007 and its quarterly report on Form 10-Q for the three months ended January 31, 2008 until the completion of the Audit Committee investigation and restatement process.
          When completed, the restatements will correct the accounting errors that were identified by management and described in VeriFone’s December 3, 2007 announcement as well as further errors uncovered during the investigation process.
          Subject to completion of the restatements and review by VeriFone’s auditors, the restatements are expected to have the following effects:
•	Previously reported inventories will be reduced by approximately $13.3 million, $23.9 million and $40.6 million as compared to originally reported amounts at January 31, 2007, April 30, 2007 and July 31, 2007; and

•	Previously reported operating income will be decreased by approximately $12.5 million, $9.8 million and $14.7 million as compared to originally reported amounts for the three months periods ended January 31, 2007, April 30, 2007 and July 31, 2007, principally due to higher cost of net revenues as compared to originally reported amounts.

•	The aggregate decrease in operating income for the nine months ended July 31, 2007 of approximately $36.9 million, as determined through the Audit Committee investigation, represents an increase of approximately $7.2 million compared to the original estimate of approximately $29.7 million reported on December 3, 2007.
          These amounts remain preliminary and are subject to review by VeriFone’s independent registered public accounting firm in connection with the preparation and review of the amended quarterly reports and the audit of the annual financial statements to be included in the annual report on Form 10-K for the year ended October 31, 2007.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

          The Audit Committee’s independent investigation, which began on December 3, 2007, involved approximately 70 professionals retained by the audit committee’s independent counsel, Simpson Thacher & Bartlett LLP and forensic accountants, Navigant LLC, who in aggregate evaluated more than 5 million documents and conducted more than 25 interviews of current and former VeriFone personnel. The investigation confirmed that incorrect manual journal and elimination entries were made with respect to certain inventory-related matters, that existing policies with respect to manual journal entries were not followed, and that insufficient review processes and controls were in place to identify and correct the erroneous manual journal and elimination entries in a timely manner.
          As a result of the issues identified by management and the Audit Committee independent investigation, management has concluded that VeriFone did not maintain effective internal control over financial reporting.
          Following the report of the Audit Committee, the Board of Directors has directed that a number of remedial measures be taken in response to the Audit Committee investigation including:
•	Implementation of a more stringent voucher approval process for manual journal entries;

•	Implementation of enhanced information technology/enterprise resource planning systems commensurate with the increased size and complexity of VeriFone’s businesses;

•	Adding appropriate accounting and finance resources through additional centralized staffing with individuals having sufficient knowledge and experience in cost accounting and other GAAP principles;

•	Enhanced segregation of duties between the financial planning and the accounting and control functions;

•	Improvements in governance and compliance functions to improve control consciousness and appropriate adherence to generally accepted accounting principles, as well as improved tone, communication, documentation, education and training for employees involved in the financial reporting process, including the appointment of a chief legal and compliance officer; and

•	Personnel actions, including the termination of the Company’s supply chain controller, enhanced supervision and other actions.
          Preliminary results of the Audit Committee independent investigation have been shared with the staff of the Securities and Exchange Commission on a voluntary basis. The staff of the SEC has since provided VeriFone with an informal request seeking voluntary production by VeriFone of documents and has indicated an interest in interviewing several current and former VeriFone officers and employees. VeriFone is continuing to cooperate with the SEC in meeting the SEC’s requests for documents and other information.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

          Douglas Bergeron, VeriFone’s Chief Executive Officer, said, “The completion of the Audit Committee investigation marks an important milestone in our efforts to restore our investors’ confidence in VeriFone. We are focused on addressing the errors we made to ensure they are not repeated, while remaining committed to driving the business forward in these admittedly challenging times.”
          Barry Zwarenstein, Executive Vice President and Chief Financial Officer has tendered his resignation, which has been accepted by the Board of Directors. Mr. Zwarenstein’s resignation will become effective subsequent to the completion of the restatement and filing of VeriFone’s quarterly reports and annual report with the Securities and Exchange Commission VeriFone will commence a search for a new Chief Financial Officer immediately.
          VeriFone also announced that, in keeping with developing best practices in corporate governance, it will separate the roles of Chairman and Chief Executive Officer. Charles Rinehart, who has been an independent director of VeriFone since May 2006, has been elected to serve as the new non-executive Chairman of the Board. Mr. Rinehart is the former Chairman and Chief Executive Officer of H.F. Ahmanson & Company, which, prior to its acquisition by Washington Mutual was the parent company of the nation’s then-largest savings and loan.
          “The separation of the Chairman and CEO roles and Charlie’s willingness to accept the Chairman’s responsibilities will enable me to focus all my efforts on improving VeriFone’s operating performance, ensuring that the necessary control improvements are implemented and positioning the business for the months and years ahead,” said Mr. Bergeron.
          Subject to management’s completion of the restated financial statements and related disclosures for the three quarterly periods being restated, the preparation of the Form 10-K and Form 10-Q for the fiscal periods subsequent to July 31, 2007 as well as the reviews and audit to be conducted by VeriFone’s independent registered public accounting firm, VeriFone is currently targeting to file its amended and restated quarterly reports on Form 10-Q/A, its annual report on Form 10-K and its first quarter quarterly report on Form 10-Q on or about April 30, 2008. Because of the rigorous processes that required for the restatement and the related review and audit and the number of periods required to be reported, VeriFone cannot be certain how much time will ultimately be required to complete the restatement process or even whether VeriFone will be able to file these reports by April 30, 2008 and there remains a substantial risk that additional time will be required. VeriFone does not expect to report further on the restatement process, other than possibly to provide updates as to the timing of the process, until the process is complete and its restated financial statements have been published.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements, including, without limitation, as to the estimated restated changes to inventory and operating income, and the restatement process, that involve risks and uncertainties. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Risks, uncertainties and assumptions that could affect VeriFone’s forward-looking statements include, among other things, completion of the restatements described above and completion of VeriFone’s financial statements as of and for the fiscal year ended October 31, 2007 and for the three months ended January 31, 2008. Other risks and uncertainties include, but are not limited to, those discussed under the heading “Risk Factors” in VeriFone’s Annual Report on Form 10-K for the year ended October 31, 2006 and subsequent Quarterly Reports on Form 10-Q. Unless required by law, VeriFone expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.
About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.
Investor Contact:
William Nettles – Vice President Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com
Editorial Contact:
Pete Bartolik
VeriFone, Inc.
Tel: 508-283-4112
Email: pete_bartolik@verifone.com
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA